Free Writing Prospectus filed pursuant to Rule 433
Registration Statement No. 333-287860

Bowhead Specialty Announces Secondary Offering of Common Stock

August 6, 2025

NEW YORK--(BUSINESS WIRE)-- Bowhead Specialty Holdings Inc. (NYSE: BOW)  (the “Company”, “Bowhead Specialty”, “we” or “our”) announced the launch of an underwritten secondary public offering of 2,000,000 shares of its common stock by GPC Partners Investments (SPV III) LP (“GPC Fund”). The underwriter will offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The Company is not selling any common stock in the proposed offering and will not receive any of the proceeds from the sale.

RBC Capital Markets, LLC is acting as the underwriter for the proposed secondary offering.

The offering will be made only by means of an effective registration statement and a prospectus. The Company has previously filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (including a prospectus) on Form S-3 (File No. 333-287860), which became effective on June 18, 2025 and will file a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the accompanying prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. The offering will be made only by means of a prospectus and a related prospectus supplement relating to the offering, copies of which may be obtained from RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, by telephone at 877-822-4089, or by email at equityprospectus@rbccm.com. These documents can also be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bowhead Specialty Holdings Inc.

Bowhead Specialty is a growing specialty insurance business providing casualty, professional liability and healthcare liability insurance products. We were founded and are led by industry veteran Stephen Sills. The team is composed of highly experienced and respected industry veterans with decades of individual, successful underwriting and management experience. We focus on providing “craft” solutions in our specialty lines and classes of business that we believe require deep underwriting and claims expertise in order to produce attractive financial results.

We pride ourselves on the quality and experience of our people, who are committed to exceeding our partners’ expectations through excellent service and expertise. Our collaborative culture spans all functions of our business and allows us to provide a consistent, positive experience for all of our partners.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained in press release are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "seeks," "future," "outlook," "prospects" "will," "would," "should," "could," "may," "can have" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. These risks include those described under the caption "Risk Factors" in the Company's registration statement on Form S-3, as it may be amended from time to time, described under the heading “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and in the Company’s other reports filed from time to time with the SEC.  Forward-looking statements speak only as of the date of this press release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Investor Relations Contact

Shirley Yap, Head of Investor Relations

investorrelations@bowheadspecialty.com